For the fiscal period ended 6/30/03
File number 811-3623

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Prudential Series Fund, Inc. ?
			SP PIMCO Total Return Portfolio

1.   Name of Issuer:
	Comcast Corp.

2.   Date of Purchase
	01/07/03

3.   Number of Securities Purchased
	20,000

4.   Dollar Amount of Purchase
	$1,997,240

5.   Price Per Unit
	$99.862

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Morgan Stanley Dean Whitter

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

J.P. Morgan Securities
Merrill Lynch
Morgan Stanley
Banc of America Securities
Salomon Smith Barney
ABN Amro
Banc One Capital Markets
Barclays Capital
BNP Paribas
BNY Capital Markets
Deutsche Bank
Desdner Kleinwort Wasserstein
Fleet Securities
Goldman Sachs
Royal Bank of Scotland
Scotia Capital